As filed with the U.S. Securities and Exchange Commission on March 14, 2018

Registration No. 333-182068

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-182068

UNDER

THE SECURITIES ACT OF 1933

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1389	26-0287117
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. 2009 EQUITY INCENTIVE PLAN

formerly known as the HECKMANN CORPORATION 2009 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Joseph M. Crabb

Executive Vice President & Chief Legal Officer

Nuverra Environmental Solutions, Inc.

14624 N. Scottsdale Rd., Suite 300

Scottsdale, Arizona 85254

(602) 903-7802

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew M. Holman

Squire Patton Boggs (US) LLP

1 E. Washington Street, Suite 2700

Phoenix, Arizona 85004

(602) 528-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On May 1, 2017, Nuverra Environmental Solutions, Inc., a Delaware corporation (the “Company”) and certain of its material subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue prepackaged plans of reorganization (together and as amended, the “Plan”). On July 25, 2017, the Bankruptcy Court entered an order confirming the Plan. The Plan became effective on August 7, 2017 (the “Effective Date”), when all remaining conditions to the effectiveness of the Plan were satisfied or waived.

On the Effective Date, pursuant to the Plan, (i) all shares of the Company’s pre-Effective Date common stock and all other previously issued and outstanding equity interests in the Company, and any rights of any holder in respect thereof, were cancelled and discharged and (ii) all agreements, instruments, and other documents evidencing, relating to or connected with the pre-Effective Date common stock and all other previously issued and outstanding equity interests of the Company, and any rights of any holder in respect thereof, were cancelled and discharged and of no further force or effect. Pursuant to the Plan, on the Effective Date, the Company created a new class of common stock, par value $0.01, and issued 11,695,580 shares of the new class of common stock and 118,137 warrants to purchase shares of the new class of common stock.

The Company is filing this Post-Effective Amendment to the following Registration Statement (the “Registration Statement”) to deregister any and all securities that remain unsold under such Registration Statement as a result of the cancellation of the Company’s pre-Effective Date common stock:

(1)	Registration No. 333-182068 on Form S-8, pertaining to the registration of an additional 5,000,000 shares of the Company’s pre-Effective Date common stock for issuance under the Nuverra Environmental Solutions, Inc. 2009 Equity Incentive Plan (formerly known as the Heckmann Corporation 2009 Equity Incentive Plan), which was originally filed with the Securities and Exchange Commission on June 12, 2012.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as a result of the cancellation of the Company’s pre-Effective Date common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on March 14, 2018.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Joseph M. Crabb
Joseph M. Crabb
Executive Vice President & Chief Legal Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.